Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Announces First Quarter 2005 Results

Progress Achieved in Top Three Drug Development Programs

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE – May 4, 2005 — Incyte Corporation (Nasdaq:INCY) today announced its first quarter 2005 financial results and reported on the company’s most advanced drug discovery and development programs including Reverset™, its Phase II compound for human immune deficiency virus (HIV), INCB3284, its CCR2 antagonist for inflammation, and INCB7839, its sheddase inhibitor for cancer.

Recent accomplishments include:

•	Completion of enrollment for Study 203, the Phase IIb trial for Reverset that involves 180 treatment-experienced HIV patients;

•	Announcing interim analysis involving 140 patients who have been in Study 203 for at least 30 days;

•	Initiation of Phase IIa trial for INCB3284 in patients with rheumatoid arthritis; and

•	Initiation of Phase I trial for INCB7839 in healthy volunteers.

Paul A. Friedman, M.D., president and chief executive officer of Incyte, stated, “I am encouraged by the steady progress we continue to make in our lead drug development programs and look forward to reporting clinical results from all three programs during the second half of 2005.”

Financial Results

Cash Position:

As of March 31, 2005, cash and marketable securities totaled approximately $448.7 million compared to $469.8 million as of December 31, 2004. The decrease is a result of the company’s cash use of approximately $26.8 million during the quarter partially offset by the reclassification of a long-term investment in the amount of $5.7 million from other long-term assets to marketable securities.

David Hastings, Incyte’s executive vice president and chief financial officer, stated, “It’s important to note that our use of cash, R&D expense and our overall operating results will vary from quarter to quarter, depending primarily on the timing and costs of our clinical programs. Therefore, we continue to expect to use between $120 and $130 million in cash in 2005, excluding any possible in-license or purchase of products in clinical trials, or any debt repayments.”

In April 2005 we repurchased, and retired, a total of $9.0 million of our 5.5% Convertible Subordinated Notes. The repurchase reduced the outstanding principal amount of the notes to $119.1 million.

Operating Results:

Net loss for the first quarter of 2005 was $20.1 million, or $0.24 per share, compared to $37.7 million, or $0.52 per share, for the same period in 2004. Included in our first quarter 2004 net loss were restructuring and related charges of $7.6 million in connection with the closure of our facilities in Palo Alto. Also included in our net loss for the first quarter of 2004 was a charge of $2.7 million as a result of write-downs related to reduced market valuations in strategic investments that Incyte holds in other companies. This charge was included in interest and other income/expense, net.

Revenues for the first quarter of 2005 were $2.9 million, compared to revenues of $5.5 million for the same period in 2004. Based on the amount of revenue recorded in the first quarter, we are raising our 2005 revenue guidance from $2 to $4 million to $4 to $6 million.

Total research and development expense was $17.8 million in the first quarter of 2005, compared to $25.1 million for the same period of 2004. The decrease is a result of our restructuring in 2004, partially offset by spending on drug discovery and development. We expect that our research and development expense will vary from quarter to quarter, primarily due to timing of our clinical development activities.

Selling, general and administrative expense was $2.8 million in the first quarter of 2005 compared to $5.9 million in 2004. The decrease is the result of the reduction in staffing as part of our restructuring in 2004.

Progress in Most Advanced Drug Development Programs

Reverset: Oral Nucleoside-Analogue Reverse Transcriptase Inhibitor (NRTI) in Phase IIb

During the first quarter, we completed patient enrollment for Study 203, a six-month double-blind clinical trial designed to compare three once-daily doses of Reverset (50, 100 and 200 mg) to placebo in 180 treatment-experienced HIV-infected individuals. The interim analysis of Study 203 suggests that Reverset was generally well-tolerated at all doses studied for as long as 24 weeks. Topline results from the interim analysis also suggest Reverset can provide sustained antiviral activity in patients with multiple resistance mutations, including thymidine analog mutations (TAMS), as well as the M184V and K65R mutations. A higher than expected incidence of asymptomatic hyperlipasemia, a marker of pancreatic inflammation, in patients who are also receiving the drug didanosine (ddI or Videx®) was the only adverse event of note. This condition has also occurred when didanosine was combined with certain other NRTIs.

We expect to complete the 16 week efficacy arm of Study 203 in June. Assuming these results are consistent with the interim analysis, we intend to schedule an end-of-Phase II meeting with the FDA later this summer. Provided the FDA agrees with our plans for the ongoing development of Reverset, we anticipate initiating our pivotal Phase III trials in treatment-experienced HIV patients later this year. We also intend to present the results of Study 203 at future scientific meetings.

INCB3284: Oral CCR2 Antagonist for Inflammation-driven Diseases Begin Phase IIa

We recently initiated a one-month double-blind, placebo-controlled Phase IIa trial of INCB3284 in patients with rheumatoid arthritis (RA). The primary goal of this first Phase IIa trial is to determine the safety and pharmacokinetics of INCB3284 in approximately 48 patients with active disease who are also receiving methotrexate. Although a number of efficacy parameters will be monitored in this one-month study, and we hope to see some efficacy trends, we believe we are more likely to see significant efficacy results in a three-month trial. We plan to initiate the three-month RA trial once we have analyzed the results from this first study.

A second one-month Phase IIa trial of INCB3284 in obese insulin-resistant subjects is expected to begin in the second quarter. This first Phase IIa trial is also focused primarily on safety. Efficacy measures will also be monitored and may provide relevant trends in assessing whether a CCR2 antagonist has the potential to be used in Type II diabetes patients and patients with a related disorder known as metabolic syndrome.

INCB7839: Oral Sheddase Inhibitor for Cancer

We initiated a double-blind, placebo-controlled single-rising dose Phase I study of INCB7839 in healthy volunteers during the first quarter. We are also conducting a Phase I multiple-dose study in healthy volunteers, which we expect to complete in the third quarter. Assuming the results of the Phase I studies are encouraging, this would allow us to begin Phase II trials later this year.

Conference Call Information

Incyte will host a conference call today at 8:30 am ET. The domestic dial-in number is 877-692-2592 and the international dial-in number is 973-582-2700. The conference ID number is 5937911.

If you are unable to participate, a replay of the conference will be available for thirty days. The replay dial-in number for the U.S. is 877-519-4471 and the dial-in number for international callers is 973-341-3080. The replay pin number is 5937911.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware based drug discovery and development company with a growing pipeline of oral compounds to treat HIV, inflammation, cancer and diabetes. The company’s most advanced product candidate, Reverset™, is an oral, once-a-day therapy in Phase II clinical trials to treat patients with HIV infections. The company’s lead internal compounds include INCB3284, a proprietary oral CCR2 antagonist that is entering Phase II development for a number of chronic inflammatory conditions and INCB7839, a proprietary, oral sheddase inhibitor that is in Phase I development as a potential treatment for solid cancers. Incyte has several other early drug discovery programs underway in the areas of cancer, inflammation, diabetes and HIV.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to financial guidance regarding expected cash utilization, revenues and expenses for 2005, the timing and results of Study 203, the timing and results of an end of Phase II meeting with the FDA regarding Study 203, plans to move Reverset through to Phase III studies during 2005 and to present results of Study 203 at future scientific meeting, the potential benefits and expected resistance and tolerability profile of Reverset, the expected utility of Incyte’s CCR2 compounds as anti-inflammatory therapies in multiple indications, plans to begin a three-month RA study for INCB3284, plans to begin a second one-month Phase IIa for INCB3284 and the potential results of that study, and the plans and timing for Phase I and Phase II studies for Incyte’s lead sheddase inhibitor compound, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that results of the final analysis of the Reverset Phase IIb studies will not confirm the potential shown by the interim analysis, the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues	$2,915	$5,483
Costs and expenses:
Research and development	17,764	25,112
Selling, general and administrative	2,801	5,938
Other expenses	343	7,642

Total costs and expenses	20,908	38,692

Loss from operations	(17,993)	(33,209)
Interest and other income (expense), net	2,152	(413)
Interest expense	(4,317)	(3,520)
Loss on certain derivative financial instruments	(126)	(177)

Loss from continuing operations before income taxes	(20,284)	(37,319)
Provision for income taxes	—	108

Loss from continuing operations	(20,284)	(37,427)
Income (loss) from discontinued operation, net of tax	153	(288)

Net loss	$(20,131)	$(37,715)

Basic and diluted net loss per share:
Continuing operations	$(0.24)	$(0.52)
Discontinued operation	—	—

	$(0.24)	$(0.52)

Shares used in computing basic and diluted net loss per share	83,049	72,643

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004
Cash, cash equivalents, and marketable securities	$448,694	$469,764
Total assets	487,458	516,919
Convertible subordinated notes	378,686	378,766
Total stockholders’ equity	59,868	78,517